Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made by and between W&R Corporate LLC (“W&R” or “Company”) and Wendy J. Hills (“Employee”) (collectively, the “Parties”).

WHEREAS, the Parties to this Agreement recognize that W&R and/or various of the Company Affiliates referenced herein, have employed Employee as their Chief Legal Officer, Executive Vice President, General Counsel and Secretary; that Employee and W&R mutually wish to end Employee’s employment relationship with W&R and all other associations with W&R and any Company Affiliates in an amicable and cooperative manner; that Employee agreed to enter into this Agreement in exchange for the consideration detailed herein; that W&R has agreed to enter into this Agreement in exchange for certain releases and other considerations as detailed herein; and that without any admission as to fault, liability, or wrongdoing or as to the validity of the other party’s positions, the Parties to this Agreement desire to forever resolve and compromise any and all Claims, as defined herein, that Employee has, or may have, against Company, Waddell & Reed Financial, Inc., and each of those entities’ parents, subsidiaries, affiliates, and affiliated mutual funds, as well as all of those entities’ current or former insurers, directors, officers, fiduciaries, employees (in their representative and/or individual capacities), agents, successors, assigns, employee benefit plans, related corporations, and any and all other entities affiliated with or related to them (collectively, “Company Affiliates”).

NOW, THEREFORE, in consideration of the promises, agreements, and releases in this Agreement, Employee and W&R agree to resolve all issues and controversies that exist between them, including any future effects of the alleged acts, omissions, and events, as follows:

1.    In connection with Employee’s separation from service and in exchange for the consideration provided by Employee under this Agreement, including her execution thereof, W&R agrees as follows, subject to other terms of this Agreement, including, but not limited to, this Agreement becoming effective as provided below:

(a)Employee’s employment shall end effective April 17, 2018 (the “Separation Date”).

(b)Employer shall pay Employee an initial separation payment in the amount of $300,000, less applicable deductions and withholdings (“Initial Separation Pay”).  The Initial Separation Pay will be made in a single lump sum payment, by direct deposit in accordance with existing bank instructions on file with the Company, within thirty (30) days of the Effective Date of this Agreement, as defined herein.

(c)Company will also make available for Employee outplacement services commensurate with Employee’s position responsibilities as of the Separation Date through a provider of Company’s choice, which may be initiated by Employee following the Effective Date of this Agreement through contacting the Company’s Human Resources Department. The service must commence within 90 days of the Effective Date of this Agreement and run continuously from the date Employee first contacts the Company’s Human Resources Department to initiate such services.

2.    In exchange for Employee executing and complying with both this Agreement and the release attached hereto as Exhibit A (the “ADEA Release”), and for not timely revoking the ADEA Release in accordance with its terms:

(a)Employer shall pay Employee a second separation payment in the amount of $300,000, less applicable deductions and withholdings (“Supplemental Separation Pay”).  Employee shall receive the Supplemental Separation Pay, by direct deposit in accordance with existing bank instructions on file with the Company within thirty (30) days of the ADEA Release Effective Date, as defined in the ADEA Release. Neither the Initial Separation Pay nor the Supplemental Separation Pay is eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(b)Upon approval by the Waddell & Reed Financial, Inc. Compensation Committee, 86,950 unvested shares of restricted stock awarded to Employee pursuant to provisions of the Waddell & Reed Financial, Inc. Restricted Stock Award Agreements Employee entered into with Waddell & Reed Financial, Inc. under the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated, shall be vested and all transfer restrictions thereon shall lapse upon the first business day following the ADEA Release Effective Date, as defined in the ADEA Release (the “Restricted Stock Award Vesting”). Compensation associated with this vesting shall be treated as ordinary income, subject to applicable deductions and withholdings, and is not eligible compensation under the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan or under the Waddell & Reed Financial, Inc. Retirement Income Plan.

(c)Employee’s ability to receive and/or participate in any Company or Company Affiliates provided compensation plan or benefit plan ceases as of the Separation Date or alternatively, where a plan exists, is subject to the terms and conditions in each Plan as summarized and described in the Summary of Benefits, attached hereto as Exhibit B and incorporated by reference. The Summary of Benefits, attached hereto as Exhibit B, is for summary purposes only.

3.    In connection with Employee’s separation of employment and in exchange for the consideration provided by Company under this Agreement, Employee agrees as follows:

(a)The payments and benefits provided by Company under this Agreement are adequate consideration for Employee’s entering into this Agreement and are in excess of anything to which Employee is legally entitled.

(b)Upon the Effective Date of this Agreement, as defined herein, to the maximum extent permitted by law, and except as otherwise provided for within this

Agreement, Employee, as of the Effective Date, on behalf of herself and all of her heirs, family members, beneficiaries, affiliates, administrators, successors, assigns, and executors (collectively, the “Releasors”) RELEASES AND FOREVER DISCHARGES Company, each and all of the Company Affiliates, and each and all other parties mentioned or referenced in the WHEREAS clause of this Agreement (collectively, all of the foregoing, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or nature (collectively, “Claims”), whether  known or unknown, suspected or unsuspected, that Employee or any of the other Releasors now holds or owns or has at any time held or owned against any of the Released Parties, through the Effective Date of this Agreement to the maximum extent permitted by contract or law. Employee acknowledges and agrees that the Claims released under this Agreement include any and all Claims Employee or any of the other Releasors now holds or owns or has at any time held or owned against the Released Parties related to any and all contract or other Claims arising from or related to any employment-related or other association agreements entered into by Employee and any of the Released Parties, to the maximum extent permitted by law. Employee, on behalf of herself and all of the other Releasors, further acknowledges and agrees that this release of Claims specifically includes, but is not limited to, any and all contract claims; wage and hour claims, including, but not limited to, those arising under the Equal Pay Act and similar state laws; any and all claims for race, sex, national origin, religious, disability, or age discrimination, harassment, and/or retaliation under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, 42 U.S.C. §1981, the Americans with Disabilities Act (as amended), the Rehabilitation Act, the Genetic Information Nondiscrimination Act, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Wage Payment Act, the Kansas Minimum Wage and Maximum Hours Law, the Kansas Constitution, any and all applicable Missouri state civil rights, wage and hour, and employment laws (including but not limited to Missouri Human Rights Act, Mo. Rev. Stat. § 213.010 et seq., Missouri Equal Pay Act, Mo. Rev. Stat. § 290.400 et seq., Missouri Wage Payment Act, Mo. Rev. Stat. § 290.010 et seq., Missouri Merchandising Practices Act., Mo. Rev. Stat. § 407.913 et seq.), any unlawful employment practices and anti-discrimination and anti-harassment laws, and any and all other statutes, regulations, and/or ordinances that address equal employment opportunity; any and all other statutory claims, including but not limited to claims under the Family Medical Leave Act, the Occupational Safety and Health Act, the Employment Retirement Income Security Act (as amended) (“ERISA”), the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 42 U.S.C. § 1983, 42 U.S.C. § 1988, the Sarbanes-Oxley Act of 2002, the Internal Revenue Code of 1986; any and all common law claims; any and all whistleblowing claims; any and all tort claims, including but not limited to any and all claims for tortious interference with business expectancy, outrage, negligent infliction of emotional distress, defamation, retaliation, and/or wrongful discharge in violation of public policy; any and all public policy claims; any and all claims under any federal and/or state Constitution, any and all claims under any federal, state and/or local common law, and any and all claims under any Company and/or Company Affiliates policy or practice, including but not limited to any claims regarding any bonus, health, stock incentive, retirement, and/or benefit plans of Company and/or Company Affiliates.

(c)The foregoing Release does not include any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621 et seq., or any claims that cannot be released or waived by law, nor does it preclude Employee from filing a charge or complaint with, or participating in an investigation or proceeding conducted by, any Government Agencies, as defined herein; provided, however, that Employee and the other Releasors are releasing and waiving the right to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee or the other Releasors personally with respect to any and all Claims released in this Agreement; and further provided that nothing herein shall restrict Employee’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(d)Between April 12, 2018 and April 17, 2018 (referred to herein as the “Transition Period”), solely as requested by Waddell & Reed Financial, Inc.’s Chief Executive Officer, Employee shall assist in the transition of duties Employee performs and the transfer of knowledge Employee holds regarding Company and Company Affiliates business. Employee agrees that, at all times during the Transition Period, Employee shall act in the best interests of Company and Company Affiliates and comply with applicable Company and/or Company Affiliates policies. Employee understands and agrees that Employee’s failure to cooperate fully and reasonably with all requested transition activities during the Transition Period and/or any material failure to act as required herein shall operate as a revocation of the offer of compensation and benefits set forth in Paragraphs 1–3 of this Agreement.

(e)Upon reasonable request by the Company, Employee will cooperate with Company upon request with regard to any matter involving Company, any matter involving any of the Company Affiliates, or any other matter that arose during Employee’s employment or other association, including but not limited to, participating in the investigation, prosecution, or defense of any matter, and truthfully answering questions regarding matters within Employee’s knowledge, provided Company shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s testimony.  Company's request for reasonable cooperation shall take into consideration (i) Employee's personal and business commitments, and (ii) the amount of notice provided to Employee by Company.

(f)Employee expressly agrees that, effective as of the Separation Date, Employee has ceased providing services to Company and any Company Affiliates, and, except for Employee’s salary through the Separation Date and as otherwise explicitly provided for herein, Employee is not entitled to receive any compensation or benefit from Company or Company Affiliates. Employee expressly agrees that, except as otherwise provided in this Agreement and any relevant Exhibit(s) hereto (which are incorporated by reference herein), no additional payments or other consideration are appropriate or due to Employee for any reason, and that Employee has received all compensation and leave due and owing to Employee relating to any employment or other relationship with Company, or any express or implied contract, including without limitation, all wages, commissions, bonuses, incentive pay, retention bonus, sick pay and vacation pay, and any form of leave from Company and/or any Company Affiliates.  Nothing in this Agreement shall interfere with Employee's ability to receive the Class A common stock dividend payable on shares of unvested restricted stock on May 1, 2018 to all shareholders of record as of April 10, 2018.

(g)Employee received this Agreement and all Exhibits hereto on or about April 12, 2018. Employee acknowledges that Company advised/hereby advises Employee that she has at least twenty-one (21) days from the date Employee received this Agreement and the Exhibit (s) hereto to consider the terms of the Agreement (including all Exhibits). However, in no event may Employee sign this Agreement before the first calendar day following the Separation Date or after May 3, 2018.  Employee agrees that this is a reasonable period of time to consider whether to enter into this Agreement, and that Employee has had adequate opportunity to consider the terms of the Agreement and consider whether to enter into the Agreement. Employee should return the signed Agreement to Company, ATTN: Chief Human Resources Officer, 6300 Lamar Avenue, Overland Park, Kansas 66202. Employee further acknowledges that Employee has requested and received from Company any information that Employee believes is needed to make a knowing and voluntary release of all claims.  If Employee fails to execute this Agreement after the Separation Date and on or before May 3, 2018, then this Agreement and offers made in it are revoked.

(h)Company advised/hereby advises Employee to consult with independent legal counsel before executing this Agreement, including but not limited to the RELEASE AND WAIVER OF CLAIMS in Paragraphs 3(b) – 3(c).

(i)As of the Effective Date of this Agreement, as defined herein, and except as provided for in Paragraph 4, or otherwise in this Agreement, Employee agrees she (1) has not suffered a work-related injury not properly disclosed to Company; (2) has not knowingly exercised any actual or apparent authority by or on behalf of Company and/or any Company Affiliates that Employee has not specifically disclosed to Company except in the course and scope of Employee’s proper duties; (3) has not knowingly entered into any agreements, whether written or otherwise, with any of Company or Company Affiliates’ employees (current and former) and/or third parties that could legally bind Company or any Company Affiliates (except in accordance with her authorized role and responsibilities while at the Company); and (4) subject to the rights outlined in Paragraph 4, below, has no actual knowledge of any Company or Company Affiliates’ noncompliance with regulatory, or other legal obligation, including by any Company or Company Affiliates’ personnel, that has not already been reported and was within the scope of her job duties.

(j)Employee acknowledges that, as a result of Employee’s employment relationship and other associations with Company and/or Company Affiliates, Employee acquired or may acquire Confidential Information, as defined herein, of a special and unique nature and value relating to Company and/or Company Affiliates’ matters. Except as otherwise provided for within this Agreement, Employee will not remove from Company or directly or indirectly communicate, divulge, or use, for any purpose, whether for Employee’s benefit, for the benefit of any third party, or otherwise, any confidential or proprietary information concerning Company business and/or Company Affiliates’ business known to or obtained by Employee in any capacity or role, including, but not limited to, Company and Company Affiliates’ operations, sales product processes, services, materials, policies, and the manner in which they are developed, marketed, and/or provided, marketing and value added materials, fee sharing arrangements and the nature of Company and/or Company Affiliates’ economic relationships with other firms or financial intermediaries, Company or Company Affiliates’ compensation schedules, information regarding Company or Company Affiliates’ personnel matters, policies and procedures, non-public Company business and/or financial information, information related to any internal investigation or auditing process, employee, contractor or associated persons lists, account lists, client lists, client account and contact information, proprietary products, proprietary commission information, proprietary supervisory information, Company or Company Affiliates’ research, agreements, systems, procedures, manuals, passwords, passcodes or similar mechanisms for gaining access to any computer, computer system, computer network, computer data, or any other electronic data storage device or any data contained therein, proprietary information, technology information, information regarding the nature of Company and Company Affiliates’ information technology systems and location of proprietary electronic data, strategic plans of Company and any Company Affiliates, software licenses granted to Company or Company Affiliates, authorization keys provided to Company or Company Affiliates, identity of W&R personnel, attorney-client privileged information, attorney work product-privileged information, attorney-client confidences, and any and all such other information regarded  as trade secrets and/or confidential and/or proprietary information by Company, by Company Affiliates, and/or under any applicable law, regulation, rule, and/or ethical guideline (collectively, “Confidential Information”).

(k)To the extent Employee is compelled to disclose any Confidential Information, as defined herein, by a court of competent jurisdiction, then Employee agrees to give Company’s Chief Human Resources Officer as much notice as is reasonably practicable before such disclosure in the event Company wishes to intervene to protect its rights under this Agreement.

(l)Employee agrees as follows:

(1)Company and Company Affiliates’ relationships with their employees, contractors and business associates are among W&R’s most important assets.

(2)For a period of one year from April 17, 2018 (the “Restricted Period”), Employee will not, as examined from an objective viewpoint, directly or indirectly, whether for Employee’s benefit or for the benefit of a third party, (1) participate in the solicitation, recruitment, hiring or contracting as an employee or engaging as an independent contractor any employee, contractor, sales assistant or agent of Company and/or any Company Affiliates,  or (2) induce or attempt to induce any such persons to terminate, or in any way interfere with, the contractual or other relationship between Company and/or any Company Affiliates and any such persons.

(3)For a period of one year from April 17, 2018, Employee will take no action to knowingly interfere with Company and/or Company Affiliates’ operation of business or management of personnel.

(4)Employee represents and agrees that, as of the date of her signature on this Agreement, she has not engaged in any conduct that would violate Paragraphs 3(l)(1) – (3).

(m)Employee will not at any time use Confidential Information for any purpose whatsoever.  In addition, Employee acknowledges that, as former General Counsel for Company, Employee owes ongoing fiduciary duties to Company and/or Company affiliates, including but not limited to, her ongoing ethical obligations, including without limitation those relating to the attorney-client privilege, work product doctrine, client confidences, and conflicts of interest. Employee acknowledges and agrees that she will not, and is not authorized to, waive any attorney-client or other applicable privilege on behalf of Company and/or any Company Affiliates.

(n)Except as otherwise provided in this Agreement, Employee agrees not in any way to disparage, denigrate, defame, or speak negatively of the Company, any Company Affiliates (as defined herein and specifically including Company and Company Affiliate employees and agents in their representative and individual capacities), or any Released Parties, and agrees not to make or solicit any comments, statements, or the like to the media or to others, including claims against the entities, their agents, or representatives that may be considered derogatory, defamatory, or detrimental to the good name or reputation of the above-mentioned parties. Likewise, Company agrees that it shall direct in writing C-Suite officers of Waddell & Reed Financial, Inc. as of the Effective Date of this Agreement, and the employees who are the Company’s appointed media and investment relations contacts as of the Effective Date of this Agreement, that while they are employed or affiliated with Company and while they are acting in an official capacity on behalf of Company or Company Affiliates, they should not (i) disparage, denigrate, defame, or speak negatively of Employee in any way, or (ii) make or solicit any comments, statements, or like to the media or to others, that may be considered derogatory, defamatory, or detrimental to Employee’s good name or reputation.

(o)Employee agrees following April 12, 2018, Employee will no longer be authorized to access any of Company or Company Affiliates’ offices, facilities, or systems, including but not limited to Company or Company Affiliates’ computers, systems, email systems, applications, servers, workstations, operating systems, databases, accounting systems, network infrastructure, software, programs, and any documentation, data or property contained within or in connection with any network infrastructure or systems listed herein. Employee agrees that any unauthorized attempt to access or any actual access of the network infrastructure, systems or data described herein following the Employee’s separation of service would be damaging to Company and/or Company Affiliates.

(p)Employee agrees not to aid in or encourage any person or entity in connection with any lawsuit or other adversarial proceeding against Company or any Company Affiliates.  Employee also agrees not to participate in any lawsuit or other adversarial proceeding against Company or any Company Affiliates for matters arising in connection with events occurring, in whole or in part, prior to Employee’s Separation Date, to the maximum extent permitted by law.

(q)To the extent Employee has not already done so, Employee shall, before the Effective Date of this Agreement, return all of Company’s and Company Affiliates’ property in Employee’s possession or control, including but not limited to any Confidential Information, any Company and/or Company Affiliates issued credit card, Company and/or Company Affiliates’ equipment, identification badges, reports, client lists, training and supervisory manuals, documents, records, notebooks, computers, laptops, projectors, scanners, computer disks, cellular phones, smartphones, tapes, electronic storage devices, and similar repositories of or documents containing any Confidential Information, including all existing copies, abstracts, and summaries thereof, without retaining any access to any such property or documents (either in paper or digital form).

 (r)To the extent Employee has not already done so, Employee agrees within thirty (30) days of the Separation Date, to submit any and all business expense reimbursement requests, including supporting documentation.  Employee shall be reimbursed for any reasonable, legitimate, outstanding business expenses in accordance with Company and/or Company Affiliates’ policies. Employee understands that expenses not timely and properly submitted in accordance with this Paragraph shall not be subject to reimbursement by Company. Employee further agrees within fourteen (14) days of the Separation Date to make payment for any outstanding personal expenses incurred on any Company or Company Affiliates issued credit card, and hereby represents that any and all such personal expenses have been paid as of the date the Employee has executed this Agreement. If any personal expenses (or other pending debts) have not been paid as of the date Employee executes this Agreement, then Employee’s signature on this Agreement expressly authorizes Company to deduct any pending unpaid personal expenses or any other pending debts owed to Company or any Company Affiliates from the Initial Separation Pay and/or Supplemental Separation Pay until paid in full. Employee acknowledges that the amount of Initial Separation Pay and/or Supplemental Separation Pay referenced herein shall be reduced by the amount of any deduction authorized in this Paragraph.

(s)Employee represents and warrants there are no existing or outstanding attorneys’ liens or other liens that are not extinguished or satisfied by the execution of this Agreement. Employee agrees to indemnify and hold harmless Company and/or any Company Affiliates, for any liability in connection with such liens.

(t)In accordance with applicable law, nothing herein shall restrict Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing, in confidence, without notice to Company, any information regarded by Company or any Company Affiliate as trade  secrets (except information protected by Company or Company Affiliates attorney-client or work product privilege), with an attorney or with any federal, state, or local government agencies or officials, for the purpose of investigating or reporting a suspected violation of law, (ii) disclosing trade secrets in a complaint or other document filed in a lawsuit or other proceedings, provided that the filing is made under seal, or (iii) in connection with any retaliation lawsuit filed by Employee for reporting a suspected violation of law, disclosing trade secrets to Employee’s attorney or using trade secrets in the retaliation court proceeding, provided that documents containing trade secrets are filed under seal and trade secrets are not otherwise disclosed except pursuant to court order.

4.    Nothing in this Agreement is intended to limit, restrict or interfere with Employee’s ability to file a charge or complaint with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Equal Employment Opportunity Commission, or any other federal, state or local governmental or law enforcement agency, commission or self-

regulatory organization (“Government Agencies”). Moreover, nothing in this Agreement is intended to limit, restrict or interfere with Employee’s right to engage in any protected activity, including but not limited to communicating with, providing (without notice to Company) documentation or information to, testifying before, or otherwise participating in any investigation or proceeding conducted by or held before Government Agencies. Moreover, nothing herein shall restrict Employee’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

5.    The Parties further agree as follows:

(a)Unless specified herein, this Agreement (including Exhibits A and B hereto) constitutes the entire agreement between Employee and Company with respect to the matters contemplated hereby. No modification or waiver of any provision of this Agreement will be valid unless in writing and signed by Employee and an officer of Company. Further, in entering into this Agreement, the Parties did not rely on any promise or agreement not included in this Agreement.

(b)Except as set forth in Paragraph 5(e), nothing herein, including Section 3(b) and the ADEA Release, shall impact Employee, Company and/or Company Affiliates’ rights under the IndemnificationAgreement entered into between Employee and Waddell & Reed Financial, Inc. as of November 13, 2009 (the "Indemnification Agreement") and any coverage Employee may continue to have under Company’s or Company Affiliates’ Directors and Officers insurance policies, certificate of incorporation or bylaws. Nothing in this agreement shall be construed to waive Employee’s rights under the Indemnification Agreement.

(c)This Agreement is severable. If any provision of this Agreement, other than Paragraph 3(b), is declared unenforceable, void, invalid, or voidable, then the Parties intend that the validity, legality, and enforceability of the remaining provision of this Agreement shall in no way be affected or impaired, and the remaining provision of this Agreement shall remain valid and enforceable as written, to the fullest extent permitted by law.

(d)Unless otherwise preempted by federal law, and where permitted by applicable law, this Agreement shall be construed in accordance with the laws of the State of Kansas, regardless of any conflict of laws provision.

(e)In consideration of the payments, benefits, and releases outlined in this Agreement, and to the maximum extent permitted by applicable law, the Parties agree to arbitrate any dispute, claim or controversy that may arise between Employee and Company and/or any Company Affiliates arising out of this Agreement, Employee’s employment or other association with Company, or the Indemnification Agreement.

 (1)Unless otherwise mandated by FINRA, any arbitration initiated herein shall be held pursuant to the JAMS Employment Arbitration Rules & Procedures (and no other rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration, but shall not be administered by JAMS unless (i) expressly agreed to by the Parties, and/or (ii) the Parties are unable to reach an agreement as to arbitrator selection.  The Parties agree that in any dispute arising under the Indemnification Agreement, the Parties shall use a mutually acceptable arbitrator with experience applying Delaware law.

(2)Notwithstanding, and to the extent permitted by applicable law, any party may file an action in a court of competent jurisdiction for the sole and limited purpose of seeking temporary injunctive relief. A party initiating such temporary injunctive relief pursuant to this Paragraph must also simultaneously initiate an arbitration seeking permanent injunctive relief in accordance with Paragraph 5(e). Such arbitration action shall be stayed pending completion of the temporary injunctive relief proceedings. Any decision rendered by a court of competent jurisdiction granting or denying temporary injunctive relief is binding on all parties and shall also be recognized and given full force and effect in the arbitration proceedings.

(3)The Parties further agree that any binding arbitration award rendered may be entered as a judgment in any court of competent jurisdiction.

(4)To the maximum extent permitted by applicable law, all claims brought under this binding arbitration agreement shall be brought in the individual capacity of Employee or the Company. This binding arbitration agreement shall not be construed to allow or permit the consolidation or joinder of other claims or controversies involving any other employees or associated persons, or permit such claims or controversies to proceed as a class action, collective action, or any similar representative action. By signing this agreement, the Parties expressly waive any substantive or procedural rights that they may have to bring an action on a class, collective, representative or other similar basis. Likewise, any arbitrator selected by the Parties hereto is without authority or jurisdiction to arbitrate a dispute as a class, collective, or representative action; however, all issues concerning enforceability of this provision will be decided by the arbitrator in accordance with applicable law, as will any claim heard pursuant to this Paragraph. In the event that a class, collective, or representative action is filed in court, the Parties agree that this Agreement regarding the arbitration of individual claims may be enforced.

(5)If for any reason this provision is declared unenforceable regarding any dispute arising out of or related to this Agreement or Employee’s employment or association with the Company, to the maximum extent permitted by applicable law, the Parties expressly, knowingly, and voluntarily waive any right to a trial by jury on any such dispute, and further agree that any such action shall be brought in the federal or state courts situated in Kansas, regardless of the state of residence of any party to such action. Through this waiver, the Parties agree that any trial in a court of law on any such dispute is to be a bench trial (i.e., determined exclusively and solely by the Court, not a jury).

(f)In the event of a breach of any provision of this Agreement by Employee, Company shall be entitled immediately to cease and terminate the performance of its obligations under this Agreement, as set out in Paragraphs 1 and 2, without relieving Employee of the performance of Employee’s obligations under this Agreement, to the maximum extent permitted by applicable law.

(g)Neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of Company or any Company Affiliates, which expressly deny any and all such liability. Neither the existence of this Agreement nor anything contained in this Agreement shall be construed as rendering Employee a “prevailing party” for purposes of awarding attorneys’ fees.

(h)To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent that this Agreement constitutes a “nonqualified deferred compensation plan” as such term is defined in Code Section 409A, and this Agreement shall be construed and applied in a manner consistent with this intent. In this regard, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. The payments and benefits payable to Employee under this Agreement shall be construed as exempt from Section 409A to the maximum possible extent. Except as described  above, Company makes no representations regarding the taxation of the payments and benefits provided under this Agreement (and the manner in which such payments and benefits are reported to Employee or an appropriate taxing jurisdiction by Company is not intended to be such a representation) and in no event shall Company or any Company Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of the payments and benefits provided under this Agreement (including taxes, penalties, interest or other expenses resulting from non-compliance with Section 409A of the Internal Revenue Code or excise taxes imposed by Section 4999 of the Internal Revenue Code).

(i)Company’s or Employee's failure to exercise any of its rights under this Agreement with regard to a breach of this Agreement shall not be construed as a waiver of such breach, nor shall it prevent Company or Employee from later enforcing strict compliance with any and all promises in this Agreement.

(j)This Agreement will be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will be binding on and inure to the benefit of Company, Company Affiliates, and those entities’ successors and assigns.

(k)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement. Any party to this Agreement may execute this Agreement by signing any such counterpart. PDF, facsimile, and other true and correct copies of this Agreement shall have the same force and effect as originals hereof.

6.    This Agreement will become effective, binding, enforceable, and irrevocable on the date it is signed by both Employee and an officer of the Company (the “Effective Date”). For avoidance of doubt, following the Effective Date, this Agreement will remain enforceable, binding, and irrevocable regardless of whether Employee executes the ADEA Release (and, if Employee does so, regardless of whether Employee timely revokes the ADEA Release); provided that if Employee does not timely execute the ADEA Release (or if Employee timely revokes the ADEA Release after signing it) she will not receive the consideration set forth in Paragraph 2 of this Agreement.  If Employee fails to execute this Agreement on or before May 3, 2018, then this Agreement and all offers made herein shall be null and void.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

For Employee:

BY SIGNING BELOW, I SPECIFICALLY AGREE THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND EACH AND EVERY PROVISION OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE RELEASE OF ALL CLAIMS AND THE ARBITRATION PROVISION CONTAINED WITHIN IT, THAT I HAVE HAD AN

OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING ABOUT THIS AGREEMENT, THAT I AM COMPETENT TO MANAGE MY BUSINESS AND PERSONAL AFFAIRS, THAT I VOLUNTARILY AND KNOWINGLY ASSENT TO ALL THE TERMS AND CONDITIONS IN THIS AGREEMENT, AND THAT I AM VOLUNTARILY, FREELY AND KNOWINGLY EXECUTING IT WITHOUT ANY COERCION OR DURESS.

Date:	4/18/18	/s/ Wendy J. Hills
WENDY J. HILLS

For Company:
Date:	4/18/18	/s/ Philip J. Sanders
W&R CORPORATE LLC

EXHIBIT A

ADEA RELEASE

In exchange for the payments and other consideration provided to Wendy J. Hills (“Employee”) under the Separation Agreement and Release of All Claims between Employee and W&R Corporate LLC and its affiliates (the “Separation Agreement”), to which this ADEA Release is an Exhibit, and as a precondition to Employee’s receipt of the payments and other consideration set forth in Paragraph 2 thereof, Employee hereby agrees as follows. All capitalized terms utilized but not defined herein shall have the same meanings ascribed to them in the Separation Agreement:

1.Employee hereby waives and releases any and all Claims that she or any of the other Releasors had, have, or might have against any of the Releasees under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended)(a law that prohibits discrimination on the basis of age) and Older Workers Benefit Protection Act, whether such Claims are known to Employee or unknown to Employee, whether they are vested or contingent, whether they are suspected or unsuspected, and whether they are concealed or hidden, arising from the beginning of the world through the ADEA Release Effective Date (as defined below). Except as provided below, Employee agrees that neither she nor any of the other Releasors will initiate or cause to be initiated on her behalf any lawsuit or arbitration alleging that any of the Releasees violated the ADEA or any other law governing age discrimination.

2.For avoidance of doubt, the foregoing Release does not include any claims that cannot be released or waived by law, nor does it prohibit Employee or any of the other Releasors from filing a charge or complaint with or participating in an investigation or proceeding conducted by any Government Agencies (including but not limited to the Equal Employment Opportunity Commission); provided, however, that Employee and the other Releasors are releasing and waiving the right to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee or the other Releasors personally with respect to any and all Claims released in this ADEA Release; and provided further that nothing herein shall restrict Employee’s right to receive an award for information provided to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

3.Employee acknowledges that by Employee executing this Agreement, Employee and the other Releasors are waiving and releasing any and all legal rights and claims they may have under the ADEA and all other federal, state and local laws regarding age discrimination,  whether those claims are currently known to Employee or hereafter discovered. However, nothing in the foregoing is intended to limit or restrict Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the ADEA or Employee’s right to enforce the Agreement. Employee further agrees that in the event she or any of the other Releasors brings any ADEA Claims against any of the Releasees, or in the event they seek to recover monetary or other compensation against any of the Releasees through any ADEA Claim brought by a governmental agency on their behalves, this ADEA Release shall serve as a complete defense to such Claims.

4.In accordance with the ADEA and the Older Workers Benefit Protection Act, Employee understands that her release of ADEA claims is subject to the following special procedures: Employee will have twenty-one (21) days from the date of her receipt of this ADEA Release to consider the provisions of the Separation Agreement and this ADEA Release and execute this ADEA Release. To the extent Employee executes this ADEA Release prior to the end of this twenty-one (21) day period, Employee hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period.  Employee further acknowledges that Company advised/hereby advises Employee that she may revoke her execution of this

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ADEA Release within seven (7) days of signing it (the “Revocation Period”) by providing written notice to the Company’s Chief Human Resources Officer, at 6300 Lamar Avenue, Overland Park, Kansas 66202, crackers@waddell.com, (tel.) 913.236.1903, by email (with “read” receipt) or overnight delivery (via UPS or FedEx, with confirmation of delivery).  Employee may not revoke her acceptance of this Agreement after the Revocation Period closes.

5.If Employee does not revoke this ADEA Release within seven (7) days from the date she executes it, this ADEA Release will become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day she executes it (the “ADEA Release Effective Date”). For avoidance of doubt, should Employee fail to timely execute this ADEA Release, or should she timely revoke this ADEA Release after signing it, (A) she shall receive the payments and benefits set forth in Paragraph 1 of the Separation Agreement, (B) the Company’s and Company Affiliates’ obligations under Paragraph 2 of the Separation Agreement shall be null and void and of no force or effect, and (C) the remainder of the Separation Agreement shall remain binding, enforceable, and irrevocable.

6.By signing below, Employee acknowledges and agrees that she (i) has carefully read and fully understands all of the provisions of the Separation Agreement (including this ADEA Release), (ii) knowingly and voluntarily agrees to all of the terms set forth in the Separation Agreement (including this ADEA Release); (iii) knowingly and voluntarily agrees to be legally bound by the Separation Agreement (including this ADEA Release); (iv) has been advised to consult with an attorney prior to signing this Separation Agreement (including this ADEA Release); (v) has been represented by competent counsel, Sanford Heisler Sharp, LLP, in connection with the negotiation and execution of the Separation Agreement (including this ADEA Release); (vi) has full power to release her and the other Releasors’ ADEA Claims as set forth herein; and (vii) has not assigned any such Claims to any individual or to any corporation, partnership or any other entity or organization.

7.This Exhibit A shall be part of the Separation Agreement and, once executed, may be enforced in accordance with the terms of the Separation Agreement. Employee understands that once the Separation Agreement becomes effective, it will remain effective and irrevocable regardless of whether this ADEA Release is timely executed (or, if it is executed, regardless of whether it is timely revoked); provided that if Employee does not timely execute the ADEA Release (or if Employee timely revokes the ADEA Release after signing it) she will not receive the consideration set forth in Paragraph 2 of the Separation Agreement. Employee further understands that if she and/or the Company fail to timely execute the Separation Agreement, then the Separation Agreement (including this ADEA Release) will be null and void.

To confirm Employee’s understanding of, and agreement to the terms of this ADEA Release, and to execute it, she has signed and dated it below:

Date:	4/18/18	/s/ Wendy J. Hills
WENDY J. HILLS

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EXHIBIT B

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

SUMMARY OF BENEFITS

This exhibit is provided for your convenience.  The information included in this exhibit is intended to summarize the impact of your termination of employment on your benefits under the Company and Company Affiliate benefit plans.  Every effort has been made to ensure that this information is accurate.  This exhibit is not meant to be a complete description of the plans, nor is it meant to interpret, extend or change the plan provisions or related contracts in any way.  If there is a conflict between this exhibit and the plans, the plan provisions control your right to benefits.  Copies of the plan documents are available upon request.

Vacation Days

Any accrued but unused 2018 vacation time will be paid on your last regular paycheck.

401(k) and Thrift Plan

If you participate in the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan (the “401(k) Plan”), your eligibility to participate terminates on your Separation Date.  Additionally, Separation Pay is not included in compensation under the 401(k) Plan.  A distribution packet will be mailed to you from the recordkeeper, One America, after your Separation Date. Distribution of your 401(k) Plan account will be made in accordance with the 401(k) Plan terms.  For questions concerning the 401(k) Plan, please see the summary plan description or contact the Benefits Department by email at Benefits@Waddell.com.

Pension Plan

If you participate in the Waddell & Reed Financial, Inc. Retirement Income Plan (the “Pension Plan”), your eligibility to participate and accrue benefits terminated on September 30, 2017, the date the Pension Plan was frozen.  You must be a participant and vested to receive a retirement benefit under the Pension Plan.  To become a participant you must complete one year of service.  To become vested you must complete 5 years of service or attain the age of 65 prior to terminating employment.  You may commence a reduced retirement benefit any time after the age of 55 if you have 10 years of service, otherwise you must wait to commence your retirement benefits until the age of 65.  If you are entitled to a Pension Plan benefit, you will receive more information after your Separation Date.  Distributions of Pension Plan benefits will be made in accordance with the Pension Plan.  For questions concerning the Pension Plan, please see the summary plan description or contact the Benefits Department by email at Benefits@Waddell.com.

Medical, Dental, and Vision

If you participate in the medical, dental or vision benefit programs, your coverage terminates on the last day of the month in which your Separation Date occurs.  You may elect to continue your coverage under COBRA.

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COBRA:

A COBRA election notice and election form will be sent to you after you lose coverage.  We have outsourced COBRA administration to The Taben Group.  If you have any questions, you may contact the Taben Group at 800.675.7341 or by email at TabenCustomerService@taben.com.

Employee Assistance Program (EAP)

Your coverage under the EAP generally terminates on your Separation Date, unless you elect COBRA continuation coverage.  However, EAP benefits are currently available for free for up to 90 days after your Separation Date.

Wellness Plan (Vitality)

Any wellness premium discount/incentive will be discontinued on your Separation Date.

Health Care Flexible Spending Account (FSA)

If you participate in the FSA, your participation in the FSA terminates on the last day of the month in which your Separation Date occurs.  However, if your FSA account is underspent when your coverage ends, you may elect COBRA continuation coverage for your FSA through the end of the calendar year in which your Separation Date occurs.  If you continue coverage through the end of the calendar year in which your Separation Date occurs, eligible expenses incurred during the grace period (i.e., January 1 through March 15 of the following calendar year) will also be eligible for reimbursement.  If you do not continue coverage only eligible expenses incurred through your coverage ending date will be eligible for reimbursement.  You will have until May 31 of the following calendar year to request reimbursement of eligible expenses from your FSA.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Dependent Care Flexible Spending Account Program (DCAP)

If you participate in the DCAP, your participation in the DCAP terminates on the last day of the month in which your Separation Date occurs.  You may request reimbursement for eligible expenses incurred through the end of the calendar year in which your Separation Date occurs and during the grace period ending on March 15 of the following year.  You will have until May 31 of the following calendar year to request reimbursement of eligible expenses.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Health Savings Account (HSA)

If you participate in the HSA, your participation in the HSA terminates on the last day of the month in which your Separation Date occurs.  After you lose eligibility to contribute to your HSA, you may continue to use your funds to pay for qualified medical expenses.  You may make new contributions to your HSA if you enroll in a high deductible health plan.  If you enroll in Medicare, you cannot contribute to your HSA.  For questions about your HSA, please contact UMB at 813.474.4472 or 866.520.4472 or visit their website at https://hsa.umb.com.

Transportation and Parking

If you participate in the transportation and parking benefits program, your participation in the program terminates on your Separation Date.  You must submit claims for reimbursement of qualified transportation expenses from your account within 45 days after your Separation Date.  Any remaining balance in your account will be forfeited after your Separation Date, subject to the reimbursement

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deadline.  To review your account balance, please contact ASI Flex at 800-659-3035 or visit the ASI Flex website at www.asiflex.com.

Life & Accidental Death and Dismemberment (AD&D)

Your coverage under the life and AD&D program terminates on your Separation Date.  You may continue your life insurance coverage, but not AD&D coverage, subject to the time limits and other requirements specified under the plan.  Therefore, if you would like to continue your coverage you should request to continue coverage as soon as possible after your Separation Date.  To continue your coverage contact The Hartford customer service at 877.320.0484 and reference the Waddell & Reed Group Policy #402833 or email the Waddell & Reed Benefits Department at Benefits@Waddell.com.

Long Term Disability (LTD)

If you participate in the LTD program, your coverage under the LTD program terminates on your Separation Date.   You may not continue LTD coverage.

Voluntary Insurance Programs

The voluntary insurance programs include the critical illness benefit program, long-term care benefit program, supplemental life benefit program and the supplemental LTD benefit program.  If you participate in the voluntary insurance programs, your coverage terminates on your Separation Date or as otherwise provided by your individual policy.  Payroll deductions for the voluntary insurance programs will continue through your last regular paycheck.  However, you may continue your coverage, subject to the time limits and other requirements specified under the program and your individual policy.  Therefore, if you would like to continue your coverage you should request to continue coverage as soon as possible after your Separation Date.  To continue your coverage contact the following providers, as applicable:

•	For the Critical Illness Benefit Program contact Aflac customer service at 800.433.3036.
•	For the Long-Term Care Benefit Program contact MetLife customer service at 800.929.1492 option 5.
•	For the Supplemental Life Insurance Program contact Minnesota Life customer service at 866.293.6047.
•	For the Supplemental LTD Benefit Program contact MetLife customer service at 800.929.1492 option 5.

If you wish to cancel any of the above mentioned benefits, you must submit a written cancellation request to Human Resources.

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